Form of Letter from the Fund to Limited Partners

in Connection with Acceptance of Offers to Tender

Form of Letter from the Fund to Limited Partners in

Connection with Acceptance of Offers of Tender

June 12, 2009

Dear Limited Partner:

Morgan Stanley Institutional Fund of Hedge Funds LP (the “Fund”) has received your request to tender all or some, as the case may be, of your limited partner interest in the Fund (an “Interest”). The Fund accepts your tender in its entirety, subject to the following sentences. In the event that the amount of Interests collectively tendered by all limited partners pursuant to the tender offer which commenced on April 16, 2009 (the “Offer”) exceeds the maximum aggregate amount of Interests which may be purchased by the Fund under the terms of the Offer (determined, in accordance with the terms of the Offer, as of June 30, 2009) (the “Maximum Purchasable”), the Fund will proportionately reduce the amount of each tendering Shareholder’s tender such that no more than the Maximum Purchasable will be purchased by the Fund, and the Fund accepts your tender as so proportionately reduced. Additionally, please be reminded that after the Fund’s purchase of some of your Interest, you must maintain a balance with the Fund of at least (i) 25% of the value of your Interest as of June 30, 2009, as such percentage may be decreased in accordance with the terms of the Fund’s Offer to Purchase Limited Partnership Dated April 16, 2009 (the “Minimum Percentage Requirement”), or (ii) if greater, the otherwise applicable required minimum balance of $25,000,000 (or, in the case of any Limited Partner admitted to the Fund before March 1, 2005, $250,000) (in either case, the “Minimum Dollar Requirement” and either of the Minimum Percentage Requirement or the Minimum Dollar Requirement, if and as applicable, the “Required Minimum Balance”). So, if a tender request exceeds the applicable Required Minimum Balance, the Fund will not accept such tender request to the extent of the amount exceeding such Required Minimum Balance.

In respect of the Fund’s purchase of all or some, as the case may be, of your Interest, as described above, you have been issued a non-interest bearing, non-transferable promissory note (the “Note”). The Note entitles you to receive an initial payment in an amount equal to at least 90% of the purchase value of your purchased Interest (or portion thereof) based on the unaudited net asset value of the Fund as of June 30, 2009, in accordance with the terms of the Offer. In the event that you have tendered only some (but not all) of your Interest, your account with the Fund must retain a value equal to at least the Minimum Percentage Requirement and the Minimum Dollar Requirement (in accordance with the terms of the Offer). Provided that your account does retain, at the least, this required minimum balance, cash in the amount of the initial payment due under the Note will be wire-transferred no later than July 30, 2009, unless the valuation date of the Interests in the Fund has changed or the Fund has requested a withdrawal of its capital from the investment funds in which it invests.

The terms of the Note provide that a post-audit payment representing the balance of the purchase amount, if any, will be paid to you after the completion of the Fund’s fiscal year-end

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audit for the fiscal year ending December 31, 2009 and is subject to fiscal year-end audit adjustment. This amount will be paid promptly after the completion of the Fund’s next annual audit, according to the terms of the tender offer. We expect this audit to be completed no later than 60 days after December 31, 2009.

You remain a limited partner of the Fund with respect to your Interest (or portion thereof) which the Fund is not purchasing pursuant to this Offer.

Should you have any questions, please feel free to contact one of our dedicated account representatives at (610) 260-7600, Monday through Friday (except holidays), from 9:00 a.m. to 5:00 p.m., Eastern time.

Sincerely,

Morgan Stanley Institutional

Fund of Hedge Funds LP

Enclosure